Exhibit 10.26

THE HANOVER INSURANCE GROUP

AMENDED AND RESTATED

NON-QUALIFIED RETIREMENT SAVINGS PLAN

ARTICLE I

NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

1.01	Name and Purpose of Plan. This Plan shall be known as The Hanover Insurance Group Amended and Restated Non-Qualified Retirement Savings Plan (the “Plan”).

This Plan was initially adopted by First Allmerica Financial Life Insurance Company (“First Allmerica”). First Allmerica, formerly known as State Mutual Life Assurance Company of America, had adopted this deferred compensation plan for the benefit of certain highly compensated employees to help ensure that First Allmerica’s compensation and benefits programs for top management attract, retain and motivate qualified personnel.

As of January 1, 2008, The Hanover Insurance Company (“Hanover”) agreed to assume (i) the sponsorship, and (ii) all liabilities and obligations, of the Plan.

This Plan is intended to be a non-qualified and unfunded plan, maintained solely for the purpose of providing deferred compensation benefits to a select group of management or highly compensated employees.

1.02	Plan Effective Date. The effective date of this Plan is January 1, 2005. The effective date of this restatement is January 1, 2008. The Plan has been amended and restated to reflect all amendments indicated on Schedule A.

1.03	Section 409A Compliance. Compensation deferrals under this Plan as in effect prior to January 1, 2008 were made and administered in good faith in accordance with the requirements of Code Section 409A. Such deferred compensation and earnings thereon have been credited to the appropriate Participant Accounts in accordance with Article IV and are subject to the terms of this Plan.

The provisions of this Plan and the payments provided hereunder are intended to comply with the requirements of Code Section 409A and the Treasury regulations and other applicable guidance issued by the Treasury Department and or the Internal Revenue Service thereunder, and shall be interpreted and administered consistent with such intent.

The Company makes no representations to any Participant (or Beneficiary) with respect to the tax treatment of any amount paid or payable pursuant to the Plan. While the Plan is intended to be interpreted and operated to the extent possible so that any such amounts shall either be exempt from the requirements of Code Section 409A or shall comply with such requirements, in no event shall the Company be liable to any Participant (or Beneficiary) for or with respect to any taxes, penalties and/or interest which may be imposed upon any such amounts pursuant to Code Section 409A or any other federal or state tax law. To the extent that any such amount should be subject to Code Section 409A (or any other federal or state tax law), the Participant (or Beneficiary) to which the amount is paid or payable shall bear the entire risk of any such taxes, penalties and or interest.

ARTICLE II

DEFINITIONS

As used in this Plan, the following words and phrases shall have the meanings set forth herein unless a different meaning is clearly required by the context.

2.01	“401(a)(17) Limit” means the compensation limit in effect for the Defined Contribution Plan established pursuant to Code Section 401(a)(17) ($230,000 for 2008).

2.02	“Accrued Benefit” means the sum of the balances in a Participant’s Employee Contribution Account, Employer Contribution Account and Additional Employer Contribution Account.

2.03	“Affiliate” means any corporation which is included in a controlled group of corporations (within the meaning of Code Section 414(b)) which includes the Company and any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Code Section 414(c)).

2.04	“Annualized Base Salary” means the total Base Salary anticipated to be paid by the Company to an Employee during a twelve-month period, excluding, without limitation, any anticipated compensation increases and any anticipated bonuses and non-cash compensation; provided, however, that Annualized Base Salary shall be determined without reduction for (i) any anticipated Code Section 401(k) salary reduction contributions to be contributed on the Employee’s behalf for the Plan Year to the Defined Contribution Plan, (ii) the amount of any anticipated salary reduction contributions to be contributed on the Employee’s behalf for the Plan Year to any Code Section 125 plan sponsored by the Company, (iii) the amount of any anticipated Base Salary to be deferred pursuant to the terms of this Plan, and (iv) at the Plan Administrator’s discretion, any anticipated amount of such other compensation deferrals by an Employee during a given Plan Year pursuant to any other Company-sponsored deferral plan.

For an Employee employed by the Company on a December 1, the Employee’s Annualized Base Salary shall be determined by the Plan Administrator for the immediately succeeding Plan Year. For an Employee who first completes an Hour of Service after a December 1, the Employee’s initial Annualized Base Salary shall be determined by the Plan Administrator as of the date the Employee first completes an Hour of Service, with subsequent Annualized Base Salary amounts being determined by the Plan Administrator for each such Employee employed by the Company on a December 1 as of such date for the immediately succeeding Plan Year.

2.05	“Base Salary” means the total base salary paid to an Employee by the Company during a Plan Year, excluding, without limitation, bonuses and non-cash compensation; provided, however, that Base Salary shall be determined without reduction for (i) any Code Section 401(k) salary reduction contributions contributed on the Employee’s behalf for the Plan Year to the Defined Contribution Plan, (ii) the amount of any salary reduction contributions contributed on the Employee’s behalf for the Plan Year to any Code Section 125 plan sponsored by the Company, (iii) the amount of any Base Salary deferred pursuant to the terms of this Plan, and (iv) at the Plan Administrator’s discretion, the amount of such other compensation as may be deferred by an Employee during a given Plan Year pursuant to any other Company-sponsored deferral plan.

2.06	“Base Salary Deferrals” means deferrals of Base Salary made by an Eligible Employee in accordance with a timely filed Election Form pursuant to Section 3.02.

2.07	“Beneficiary” means one or more persons, trust, organization or estate designated by the Participant to receive Plan benefits payable on or after the death of a Participant pursuant to Section 5.08.

2.08	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.09	“Company” means The Hanover Insurance Company (herein sometimes referred to as the “Employer” or “Hanover”). Any reference to the Company or the Employer prior to January 1, 2008 means First Allmerica, subject, however, to the fact that as of January 1, 2008 Hanover assumed all obligations and liabilities (both pre and post-January 1, 2008) of the Plan.

2.10	“Defined Contribution Plan” means The Hanover Insurance Group Retirement Savings Plan, a qualified retirement plan, as in effect from time to time.

2.11	“Elected Payment Date” means the date specified on a Participant’s Election Form indicating when a Base Salary Deferral and earnings thereon will be paid or commence to be paid to the Participant. Notwithstanding the foregoing or any language to the contrary set forth on any Participant’s Election Form filed on or before December 31, 2006, to the extent an Election Form indicates a payment is to be made or commence upon “retirement”, the term “retirement” shall mean Termination of Employment by the Participant on or after reaching Normal Retirement Age, as defined herein.

2.12	Election Form means the written form approved by the Plan Administrator for the purposes of making a Base Salary Deferral.

2.13	“Eligible Compensation”

(a)	For Plan Years prior to January 1, 2008, “Eligible Compensation” shall equal (subject to Subsections 2.13(d) and 2.13(e)): the total salary, bonuses and other taxable remuneration paid to an Employee by the Company during a Plan Year (as reported on the Employee’s W-2 for the Plan Year) minus the 401(a)(17) Limit; provided, however, with respect to the President and Chief Executive Officer of The Hanover Insurance Group, Inc., commencing on and after January 1, 2007, in no event shall Eligible Compensation (subject to Subsections 2.13(d) and 2.13(e)) exceed, in the aggregate, the Eligible Compensation Cap.

(b)	For Plan Years commencing on or after January 1, 2008, “Eligible Compensation” shall equal (subject to Subsections 2.13(d) and 2.13(e) below): Base Salary plus Incentive Compensation (not to exceed target), if any, minus the 401(a)(17) Limit, but in no event to exceed the Eligible Compensation Cap.

(c)	“Eligible Compensation” shall also include any such other compensation earned or paid during a Plan Year as determined, from time to time, by the Plan Administrator.

(d)

Notwithstanding the foregoing, Eligible Compensation shall be determined without reduction for (i) any Code Section 401(k) salary reduction contributions contributed on the Employee’s behalf for the Plan Year to the Defined Contribution Plan, (ii) the amount of any salary reduction contributions contributed on the Employee’s behalf for the Plan Year to any Code Section 125 plan sponsored by the Company, (iii) the amount of any Base Salary deferred pursuant to the terms of this Plan, (iv) Incentive Compensation deferred and converted pursuant to The Hanover Insurance Group, Inc. IC Deferral and Conversion Program, and (v) at the Plan Administrator’s discretion, the amount of such other compensation as may be deferred by an Employee during a given Plan Year pursuant to any other Company-sponsored deferral plan.

(e)	Notwithstanding the above, Eligible Compensation shall not include:

(i)	unless otherwise determined by the Plan Administrator, compensation paid to Employees pursuant to The Hanover Insurance Group, Inc. Amended Long-Term Stock Incentive Plan and/or The Hanover Insurance Group, Inc. 2006 Long-Term Incentive Plan or pursuant to any similar or successor executive incentive compensation plan;

(ii)	Employer contributions to a deferred compensation plan or arrangement (other than salary reduction contributions to a Section 401(k) or 125 plan or Base Salary Deferrals pursuant to the terms of this Plan, or otherwise, as described above) either for the Plan Year of deferral or for the Year included in the Employee’s gross income;

(iii)	unless otherwise determined by the Plan Administrator, any income which is received by or on behalf of an Employee in connection with the grant, receipt, settlement, exercise, lapse of risk of forfeiture or restriction on transferability, or disposition of any stock option, stock award, stock grant, stock appreciation right or similar right or award granted under any plan, now or hereafter in effect, of the Company or any successor to the Company, its parent, any such successor’s parent, its subsidiaries or affiliates, or any stock or securities underlying any such option, award, grant or right;

(iv)	severance payments paid in a lump sum;

(v)	Code Section 79 imputed income, long term disability payments and workers’ compensation payments;

(vi)	taxable moving expense allowances or taxable tuition or other educational reimbursements;

(vii)	non-cash taxable benefits provided to executives, including the taxable value of Company-paid club memberships, chauffeur services, Company-provided automobiles and financial planning benefits; and

(viii)	other taxable amounts received other than cash compensation for services rendered, as determined by the Plan Administrator.

2.14	“Eligible Compensation Cap” means $1,000,000.00 minus the 401(a)(17) Limit.

2.15	“Employee” means a full-time salaried employee of the Company.

2.16	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.17	“Hour of Service” means:

(a)	Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Company. For purposes of the Plan an Employee shall be credited with 45 Hours of Service for each complete or partial week he or she would be credited with at least one Hour of Service under this Section.

(b)	Each hour for which an Employee is paid, or entitled to payment, by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. Notwithstanding the preceding sentence:

(i)	No more than 1000 hours shall be credited to an Employee under this Subsection (b) on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period);

(ii)	No hours shall be credited under this Subsection (b) for any payments made or due under a plan maintained solely for the purpose of complying with any applicable worker’s compensation, unemployment compensation or disability insurance laws; and

(iii)	No hours shall be credited under this Subsection (b) for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

For purposes of this Subsection (b) a payment shall be deemed to be made by or due from the Company regardless of whether such payment is made by or due from the Company directly, or indirectly, through, among others, a trust fund or insurer, to which the Company contributes or pays premiums.

(c)	Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company. The same Hours of Service shall not be both credited under Subsections (a) or (b), as the case may be, and under this Subsection. No more than 501 Hours of Service shall be credited under this Subsection for a period of time during which an Employee did not or would not have performed duties.

(d)	Special rules for determining Hours of Service under Subsection (b) or (c) for reasons other than the performance of duties.

In the case of a payment which is made or due which results in the crediting of Hours of Service under Subsection (b) or in the case of an award or agreement for back pay under Subsection (c), to the extent that such an award or agreement is made with respect to a period during which an Employee performs no duties, the number of Hours of Service to be credited shall be determined as follows:

(i)	In the case of a payment made or due which is calculated on the basis of units of time (such as days or weeks), the number of Hours of Service to be credited to Employees shall be determined as provided in Subsection (a).

(ii)	Except as provided in Subsection (d)(iii), in the case of a payment made or due which is not calculated on the basis of units of time, the number of Hours of Service to be credited shall be equal to the amount of the payment divided by the Employee’s most recent hourly rate of compensation (as determined below) before the period during which no duties are performed.

A.	In the case of Employees whose compensation is determined on the basis of a fixed rate for specified periods of time (other than hours) such as days or weeks, the hourly rate of compensation shall be the Employee’s most recent rate of compensation for a specified period of time (other than an hour), divided by the number of hours regularly scheduled for the performance of duties during such period of time.

B.	In the case of Employees whose compensation is not determined on the basis of a fixed rate for specified periods of time, the Employee’s hourly rate of compensation shall be the lowest hourly rate of compensation paid to Employees in the same job classification as that of the Employee or, if no Employees in the same job classification have an hourly rate, the minimum wage as established from time to time under Section 6(a)(1) of the Fair Labor Standards Act of 1938, as amended.

(iii)	Rule against double credit. An Employee shall not be credited on account of a period during which no duties are performed with more hours than such Employee would have been credited but for such absence.

(e)	Crediting of Hours of Service to computation periods.

(i)	Hours of Service described in Subsection (a) shall be credited to the Employee for the computation period or periods in which the duties are performed.

(ii)	Hours of Service described in Subsection (b) shall be credited as follows:

A.	Hours of Service credited to an Employee on account of a payment which is calculated on the basis of units of time (such as days or weeks) shall be credited to the computation period or periods in which the period during which no duties are performed occurs, beginning with the first unit of time to which the payment relates.

B.	Hours of Service credited to an Employee by reason of a payment which is not calculated on the basis of units of time shall be credited to the computation period in which the period during which no duties are performed occurs, or if the period during which no duties are performed extends beyond one computation period, such Hours of Service shall be allocated between not more than the first two computation periods in accordance with reasonable rules established by the Company, which rules shall be consistently applied with respect to all Employees within the same job classification, reasonably defined.

(iii)	Hours of Service described in Subsection (c) shall be credited to the computation period or periods to which the award or agreement for back pay pertains, rather than to the computation period in which the award, agreement or payment is made.

(f)	Rules for Non-Paid Leaves of Absence. For purposes of the Plan, an Employee will also be credited with Hours of Service during any non-paid leave of absence granted by the Company. The number of Hours of Service to be credited under this Subsection (f) shall be determined as provided in Subsection (a); provided, however, that no more than the number of Hours of Service in one regularly scheduled work year of the Company will be credited for each non-paid leave of absence. Hours of Service described in this Subsection (f) shall be credited to the Employee for the computation period or periods during which the leave of absence occurs.

2.18	“Incentive Compensation” means the compensation paid to an Employee (not to exceed target) by the Company during a Plan Year pursuant to the Company’s annual non-equity short-term incentive compensation program which is established pursuant to the Company’s shareholder approved Short-Term Incentive Compensation Plan or pursuant to any similar or successor non-equity short-term incentive compensation plan. A Participant’s “target” Incentive Compensation means the percentage of annual salary that the program establishes for each Participant as a bonus target.

2.19	“Normal Retirement Age” means age 65.

2.20	“Participant” means an Employee who satisfies the conditions for participation set forth in Subsections 3.01(a), 3.01(b) or 3.01(c).

2.21	“Plan Administrator” means one or more persons appointed from time to time by the Company’s President to be responsible for the general operation and administration of the Plan and for carrying out its provisions as set forth in Subsection 6.01.

2.22	“Plan Year” means a calendar year.

2.23	“Termination of Employment” means, with respect to a Participant, the date on which the Participant ceases to be employed by the Company, provided, however, that such cessation constitutes a separation from service from the Company and its Affiliates that meets the requirements of Treasury Regulation Section 1.409A-1(h).

A Participant’s employment by the Company or an Affiliate shall be treated as continuing while the participant is on military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, employment is deemed to terminate on the first date immediately following such six-month period. With respect to leave for disability, employment will be treated as continuing for a period of up to 29 months, unless otherwise terminated by the employer or the employee, regardless of whether the employee retains a contractual right to reemployment. For this purpose, disability leave refers to leave due to the employee’s inability to perform the duties of his or her position of employment or any substantially similar position of employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months.

2.24	“Year of Service” means each computation period during which an Employee completes at least 1,000 Hours of Service with the Company, commencing on the date an Employee first completes an Hour of Service and each twelve-month period commencing on the anniversary of such date.

ARTICLE III

ELIGIBILITY, PARTICIPATION AND SALARY DEFERRALS

3.01 (a)	Eligibility to Make Base Salary Deferrals. Except as provided in this Section, an Employee shall be eligible to make Base Salary Deferrals for a Plan Year, if the Employee:

(i)

is not on a leave of absence from the Company (paid or unpaid) on the December 1st date immediately preceding the Plan Year for which the Base Salary Deferral Election as set forth in Section 3.02 is to be given effect and is otherwise employed on the December 31st date immediately preceding such Plan Year;

(ii)	has an Annualized Base Salary for the Plan Year (calculated as described in Section 2.04 of the Plan) equal to or in excess of the 401(a)(17) Limit; and

(iii)	timely submits an executed Election Form as defined in Section 3.02 to the Plan Administrator.

Notwithstanding (iii) above, for the 2005 Plan Year only, an otherwise eligible Employee employed by the Company on December 1, 2004, may submit an executed Election Form to the Plan Administrator on or prior to January 31, 2005 in order to be eligible to make deferrals of Base Salary paid on or after the effective date of the election.

Notwithstanding the above, if an Employee is not employed by the Company on the December 31 st date immediately preceding the Plan Year for which the Base Salary Deferral Election as set forth in Section 3.02 is to be given effect, the Employee shall be eligible to make Base Salary Deferrals for a Plan Year, if the Employee:

(x)	has an Annualized Base Salary for the Plan Year (calculated as described in Section 2.04 of the Plan) equal to or in excess of the 401(a)(17) Limit; and

(y)	timely submits an executed Election Form defined in Section 3.02 to the Plan Administrator.

A separate Election Form must be submitted for each Plan Year the eligible Employee intends to make Base Salary Deferrals hereunder.

(b)	Eligibility for Company-Paid Contribution. To be eligible to receive a Company-paid contribution on Eligible Compensation for a Plan Year to be credited to an Employer Contribution Account to be established for each such eligible Employee, an employee must meet the following requirements:

(i)	be an Employee;

(ii)	have Eligible Compensation for the Plan Year (as described in Section 2.13 of the Plan); and

(iii)	be employed by the Company on the last day of the Plan Year or have retired from the Company during the Plan Year or died during the Plan Year while actively employed by the Company.

(c)	Eligibility for Company-Paid Additional Employer Contribution. To be eligible to receive a Company-paid additional employer contribution on Eligible Compensation for a Plan Year, to be credited to an Additional Employer Contribution Account to be established for each such eligible Employee, an employee must meet the following requirements:

(i)	be an Employee;

(ii)	have Eligible Compensation for the Plan Year (as described in Section 2.13 of the Plan);

(iii)	have contributed to the Defined Contribution Plan for the Plan Year the maximum amount permitted to be deferred as a non-catch up salary reduction contribution for such Plan Year; and

(iv)	for Plan Years commencing on and after January 1, 2008, be employed by the Company on the last day of the Plan Year or have retired from the Company during the Plan Year or died during the Plan Year while actively employed by the Company.

Notwithstanding (iii) above, otherwise eligible Employees who first complete an Hour of Service during a Plan Year who have contributed during the Plan Year to a qualified 401(k) plan sponsored by their former employer(s) may furnish evidence satisfactory to the Plan Administrator of their contributions to such prior plan(s). So long as the amount contributed by the Employee to such prior plan(s) plus the amount contributed by the Company as a salary reduction contribution on behalf of the Employee to the Defined Contribution Plan equals the maximum amount permitted to be deferred as a non-catchup salary reduction contribution for such Plan Year, as described in Code Section 402(g), such Employee shall be deemed to have satisfied requirement (iii) above for such initial Plan Year.

(d)	An otherwise eligible Employee shall be eligible to make Base Salary Deferrals provided the Employee satisfies the requirements of Subsections 3.01(a) and Section 3.02 for the applicable Plan Year. An otherwise eligible Employee shall automatically be eligible to receive a Company-paid employer contribution and/or a Company-paid additional employer contribution for a Plan Year provided the Employee satisfies, as applicable, the requirements of Subsections 3.01(b) and/or (c) for the applicable Plan Year.

3.02	Base Salary Deferral Elections.

For Plan Years commencing on or after January 1, 2008, Base Salary Deferrals may only be made for a Plan Year if and to the extent expressly permitted by the Company. If permitted by the Company, an eligible Employee as described in Subsection 3.01(a) (an “Eligible Employee”) may make Base Salary Deferrals for a Plan Year by submitting a written form approved by the Plan Administrator for this purpose (an “Election Form”). The Election Form shall indicate: (x) what percentage (subject to the limitations set forth in Section 4.01(a)) shall be withheld from his or her Base Salary for the Plan Year (in substantially equal amounts per pay period, or on such other basis as shall be agreed to by the Plan Administrator) and credited to his or her Employee Contribution Account; (y) the Elected Payment Date, and (z) the form of the distribution (a lump-sum or annual installments over a period of up to ten (10) years as stated in Section 5.05). If an Eligible Employee fails to specify an Elected Payment Date and/or one of the payment forms specified in Section 5.05, or elects the annual installment payment option, but does not specify the period over which such annual installments will be paid, any amount credited to his or her Employee Contribution Account with respect to such Election Form shall be paid in such form and at such time as provided for in Section 5.04 hereof.

Each Base Salary Deferral Election for the Plan Year to which the election applies shall be made by the submission of a written election as follows:

(i)

By not later than the December 31st date immediately preceding the Plan Year for which the Base Salary Deferral Election is to be given effect, each Eligible Employee employed by the Company on such date shall submit a properly completed and executed Election Form which will be given effect with respect to Base Salary earned by such Employee for the subsequent Plan Year.

(ii)

Each Eligible Employee who is employed by the Company after such December 31st date may submit an Election Form no later than thirty (30) days after the date the Eligible Employee first commences employment with the Company or an Affiliate (the “Initial Election Period”), which Election Form will be given effect during such Plan Year with respect to Base Salary earned by the Eligible Employee after the submission of the Election Form.

(iii)	Any Base Salary Deferral election made pursuant to subparagraph (i) and/or (ii) above shall be irrevocable (x) on the last day of the calendar year immediately preceding the Plan Year as to which the election applies, or (y) on the last day of the Initial Election Period, as applicable, and shall remain in effect throughout the Plan Year to which the election applies. Notwithstanding the foregoing, any such deferral election shall not apply to any Base Salary earned by the Participant after the date on which the Participant ceases to be an Eligible Employee for the purposes of Section 3.04.

3.03	Participation. Subject to Section 3.04, once an eligible Employee becomes a Participant in the Plan, he or she shall remain a Participant until all benefits to which he or she is entitled under the Plan have been paid.

3.04

Loss of Employee’s Select Status. Notwithstanding any other provision of this Plan, if at any time the Plan Administrator determines that any Participant may not be considered by the Department of Labor or a court of competent jurisdiction to be a member of a select group of the Company’s management or highly compensated employees (as those terms are used in Section 201(2) of ERISA and related provisions), or that a Participant or Beneficiary will recognize income for state or federal income tax purposes with respect to Plan benefits not then payable, the Plan Administrator shall communicate such belief to the Company and shall follow the Company’s direction regarding any ongoing participation or future benefit eligibility of that individual. The Company shall then consider what measures are appropriate to preserve the exempt status of the Plan under ERISA as its principal objective in rectifying the situation.

ARTICLE IV

PARTICIPANT ACCOUNTS AND

PLAN BENEFITS

4.01	Establishment of Accounts. The Plan Administrator shall establish and maintain a memorandum Employee Contribution Account, an Employer Contribution Account and an Additional Employer Contribution Account, when appropriate, to account for each Participant’s Accrued Benefit. Amounts shall be credited to Participant Accounts in accordance with this Section 4.01 for each Plan Year. Additionally, investment earnings shall be credited to Participant Accounts pursuant to Section 4.02. The following amounts shall be credited to a Participant’s Accounts for each Plan Year:

(a)	Employee Contribution Account. If permitted by the Company, that amount, if any, which an Eligible Employee elects to defer for a Plan Year from his or her Base Salary as an eligible salary reduction deferral pursuant to Subsection 3.01(a) of the Plan; provided, however, that:

(i)	Base Salary Deferrals for a Plan Year must be equal to a percentage of Base Salary otherwise payable to a Participant (e.g., 1%, 2% or 12 1/2% of Base Salary otherwise payable);

(ii)

An eligible Employee may not elect to defer more than 12 1/2% of Base Salary otherwise payable to the Employee during the Plan Year, or such larger percentage as may be approved by the Commissioner of Insurance for the Commonwealth of Massachusetts pursuant to Section 35 of Chapter 175 of the Massachusetts General Laws; and

(iii)	Base Salary Deferrals shall be credited to a Participant’s Employee Contribution Account within 31 days of the date such amounts would have been paid to the Participant in the absence of the Participant’s Salary Reduction Deferral election.

(b)	Employer Contribution Account. That amount, if any, which an eligible Employee is entitled to receive for each Plan Year pursuant to Subsection 3.01(b) of the Plan.

Until otherwise voted by the Company’s Board of Directors, for Plan Years commencing on or after January 1, 2008, eligible Employees employed on the last day of a Plan Year shall be entitled to receive a Company-paid contribution equal to 2% of Eligible Compensation for the Plan Year (as described in Section 2.13 of the Plan).

For Plan Years beginning before January 1, 2008, eligible Employees employed on the last day of a Plan Year shall be entitled to receive a Company-paid contribution equal to 3% of Eligible Compensation for the Plan Year (as described in Section 2.13 of the Plan).

Contributions shall be credited to a Participant’s Employer Contribution Account on or before March 15 of the calendar year following the Plan Year for which the contribution is to be credited.

(c)	Additional Employer Contribution Account. That amount, if any, which an eligible Employee is eligible to receive for each Plan Year pursuant to Subsection 3.01(c) of the Plan.

Until otherwise voted by the Company’s Board of Directors, for Plan Years commencing on or after January 1, 2009, eligible Employees employed on the last day of a Plan Year shall be entitled to receive a Company-paid contribution equal to 6% of Eligible Compensation for the Plan Year (as described in Section 2.13 of the Plan).

For Plan Years beginning before January 1, 2009, eligible Employees employed on the last day of a Plan Year shall be entitled to receive a Company-paid contribution equal to 5% of Eligible Compensation for the Plan Year (as described in Section 2.13 of the Plan).

Contributions shall be credited to a Participant’s Additional Employer Contribution Account on or before March 15 of the calendar year following the Plan Year for which the contribution is to be credited.

4.02	Investment of Participant Accounts. The Company may from time to time designate one or more investments in which each Participant’s Accounts shall be deemed to be invested. Initially, and until changed by the Company, Participant Accounts established under this Plan shall be credited with interest at the Plan GATT Interest Rate in effect for each Plan Year. For purposes, of this Plan, the Plan GATT Interest Rate for a Plan Year means the annual rate of interest in effect under Code Section 417(e)(3) for the second month immediately preceding the first day of the Plan Year (e.g., November 2004 for the 2005 Plan Year). The deemed investment return shall be credited to a Participant’s Accounts no later than the close of each calendar month, until his or her entire vested Accrued Benefit has been distributed. Any amount(s) withdrawn from a Participant’s Accounts before the close of a given calendar month shall be credited with the deemed investment return for the amount of time during the calendar month that said amounts were credited to the Participant’s Accounts. Nothing in this Section shall be construed to require the Company to acquire or provide any of the investments selected by the Company. Any investments made by the Company shall be made solely in the name of the Company and shall remain the property of the Company.

ARTICLE V

VESTING AND TIME AND FORM OF PAYMENT

5.01	Vesting of Accrued Benefit. Each Participant’s Employee Contribution Account shall be 100% vested and nonforfeitable at all times.

Each Participant who first completed an Hour of Service prior to January 1, 2005 shall also have a 100% vested and nonforfeitable interest in his or her Employer Contribution and Additional Employer Contribution Accounts.

Each Participant who first completes an Hour of Service on or after January 1, 2005 shall have a vested and nonforfeitable interest in his or her Employer Contribution and Additional Employer Contribution Accounts, to be determined from the following vesting schedule:

Completed Years of Service	Vesting Percentage
Less than 1	0%
1	50%
2	100%

Notwithstanding the foregoing, a Participant’s Accrued Benefit shall become 100% vested and nonforfeitable if a Participant dies while actively employed by the Company or, if earlier, upon attainment of a Participant’s Normal Retirement Age while actively employed by the Company.

5.02	Eligibility for Plan Benefits. Any Participant (or the Beneficiary of any deceased Participant) who terminates employment with the Company or who retires or dies while actively employed by the Company shall be entitled to receive a benefit from this Plan according and subject to the provisions of this Article.

5.03	Benefit Amount. The benefit payable to any Participant or his Beneficiary who becomes entitled to a benefit from this Plan shall constitute the balance of the vested portion of the Participant’s Accrued Benefit, determined as of the close of the last calendar month before his or her benefit is due to commence, subject to adjustment for contributions and investment experience credited thereafter until all Plan benefits have been paid.

5.04	Distribution of a Participant’s Vested Accrued Benefit.

(a)	Except as provided in Subsection 5.04(b) below and in Section 5.05 and 5.07, a Participant’s vested Accrued Benefit shall be paid to the Participant (or, in the case of the Participant’s death, to his or her Beneficiary) in a single lump sum cash payment upon the date that is not later than (30) days following the date that is six months after the date of such Participant’s Termination of Employment (or, if earlier than the end of such 6-month period, the date of the Participant’s death).

(b)	If, pursuant to Subsection 5.04(a) above, all or a portion of the Participant’s vested Accrued Benefit is payable to the Participant’s Beneficiary due to the Participant’s death, then such payment shall be made to the Participant’s Beneficiary by not later than 60 days after the date of the Participant’s date of death in a single lump sum cash payment.

5.05	Distribution of Base Salary Deferrals.

(a)	Except as provided for in Subsections 5.05(b) below and in Section 5.07, the portion of a Participant’s vested Accrued Benefit that is attributable each Base Salary Deferral plus earnings thereon through the Elected Payment Date shall be paid or commence to be paid to the Participant on the applicable Elected Payment Date in one of the following payment forms as specified by the Participant on the Election Form related to such Base Salary Deferral:

(i)	in a single lump sum cash payment; or

(ii)

in substantially equal annual cash installments over a period of not more than 10 years with the first such installment payable by not later than the 30th day following the Elected Payment Date and annually thereafter for the selected number of years;

provided that, if the Participant fails to specify the Elected Payment Date, the payment form or elects the installment payment form, but does not specify the frequency with which such payments will be made or the period over which such installments will be paid, then such portion of the Participant’s vested Accrued Benefit shall be paid as provided for in Section 5.04 hereof. Each such cash installment payment specified in subparagraph (ii) above shall consist of the portion of a Participant’s vested Accrued Benefit that is attributable to the Base Salary Deferral plus earnings thereon with respect to the Participant’s written deferral election accrued through the Elected Payment Date and the applicable anniversaries thereof, divided by the remaining number of years during which the amounts are to be distributed.

Notwithstanding the foregoing, if any payments are to be made or are to commence upon a Participant’s Termination of Employment and if immediately prior to such termination the Participant is a “Specified Employee” within the meaning of Code Section 409A(a)(2)(B), then no such payments shall be made or commence before the date that is six months after the date of such termination (or, if earlier than the end of such six month period, the date of Participant’s death). The accumulated postponed amount shall be paid to the Participant in a lump sum cash payment by not later than the 10th day after the end of the six month period (or in a lump sum cash payment to the Participant’s Beneficiary by not later than 60 days after the date of the Participant’s date of death or on the next business day if such date is a non-business day), provided however, that the Participant or Beneficiary may not, directly or indirectly, designate the year of payment.

(b)	In the event of the Participant’s death, either before any distribution has commenced with respect to the portion of a Participant’s vested Accrued Benefit that is attributable a Base Salary Deferral or thereafter when distributions with respect to a Base Salary Deferral have commenced, but have not been fully disbursed, the portion of a Participant’s vested Accrued Benefit that is attributable such Base Salary Deferral plus earnings thereon (through the payment date amount) shall be distributed to the Participant’s Beneficiary upon the Participant’s death in a single lump sum cash payment by not later than 60 days after the date of the Participant’s date of death or on the next business day if such date is a non-business day. If the Participant has not designated a Beneficiary as provided for in Subsection 5.08 or the Participant’s designated Beneficiary(ies) do not survive the Participant, then any portion of a Participant’s vested Accrued Benefit that is otherwise distributable under Subsection 5.05(a) above shall be paid in a single lump sum cash payment to the Participant’s estate by not later than 60 days after the date of the Participant’s date of death or on the next business day if such date is a non-business day.

5.06

When A Payment Is Treated As Made. In accordance with Section 1.409A-3(d) of the Treasury Regulations, all distributions under this Plan will be treated as made on the designated payment date if the payment is made at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the date designated in the Plan provided, however, that the Participant or Beneficiary may not, directly or indirectly, designate the year of payment.

5.07

Acceleration Permitted Only In Specified Circumstances. The timing of a distribution of a Participant’s Accrued Benefit shall not be accelerated, except in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ii) (domestic relations order); Treasury Regulation Section 1.409A-3(j)(4)(iii) (conflicts of interest); Treasury Regulation Section 1.409A-3(j)(4)(v) (limited cashouts); Treasury Regulation Section 1.409A-3(j)(4)(vi) (payment of employment taxes); Treasury Regulation Section 1.409A-3(j)(4)(vii) (payment upon income inclusion under Section 409A); Treasury Regulation Section 1.409A-3(j)(4)(ix) (plan terminations and liquidation); Treasury Regulation Section 1.409A-3(j)(4)(xi) (payment of state, local or foreign taxes); Treasury Regulation Section (j)(4)(xiii) (certain offsets); Treasury Regulation Section 1.409A-3(i)(4)(xiv) (bona fide disputes).

5.08	Designation of Beneficiary. Each Participant may, at any time, designate one or more Beneficiaries to receive amounts credited to the Participant’s Accounts in the event of the Participant’s death. A Participant may make an initial Beneficiary designation, or change an existing Beneficiary designation without the consent of the previously designated Beneficiary, by completing and signing a Beneficiary Designation Form and submitting it to the Plan Administrator before the Participant’s death. Upon receipt by the Plan Administrator of a Participant’s Beneficiary Designation Form, all Beneficiary designations previously filed by that Participant shall automatically be canceled. If a Participant does not designate a Beneficiary or if his or her Beneficiary or any contingent Beneficiaries do not survive the Participant, the estate of the Participant shall be deemed to be his or her designated Beneficiary.

ARTICLE VI

PLAN ADMINISTRATION

6.01	Plan Administrator. The Plan Administrator shall be responsible for the general operation and administration of the Plan and for carrying out its provisions. The Plan Administrator shall consist of one or more persons appointed from time to time by the Company’s President, provided, however, that no person who is a Plan Participant may be appointed or remain as a Plan Administrator. Each such person who is appointed shall serve at the pleasure of the Company’s President.

In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties he/she/they deem(s) fit and from time to time consult with counsel who may be counsel to the Company.

6.02	Powers of Administration. In addition to duties and powers conferred on him, her or they elsewhere in the Plan, the Plan Administrator shall have full authority to interpret the Plan, to decide all questions of eligibility to participate and to receive benefits under the Plan, to direct the Company to pay benefits and Plan administration expenses, to retain clerical, legal, actuarial and other professional assistance as needed, to adopt rules for operating the Plan, to notify eligible individuals of their rights under the Plan, to keep records of each Participant’s interest under the Plan, and to adopt a benefit claim and review procedure consistent with that required by ERISA. The Plan Administrator shall be entitled to rely conclusively upon all calculations, opinions, reports and data furnished with respect to the Plan by the Company or by any actuary, accountant, counsel or other person employed or engaged by the Company. The Plan Administrator’s actions and decisions shall be final and binding, unless arbitrary or capricious.

Notwithstanding any provision of the Plan to the contrary, the Plan Administrator shall have total discretion to fulfill his, her or their duties and responsibilities as he, she or they see(s) fit on a uniform and consistent basis and as he/she/they believe(s) a prudent person acting in a like capacity and familiar with such matters would do.

6.03	Books and Records. The Plan Administrator shall keep such books of account, records and other data as may be necessary for the proper administration of the Plan.

6.04	Costs and Expenses of Administration. All expenses and costs of administering the Plan shall be paid by the Company.

ARTICLE VII

AMENDMENT AND TERMINATION

7.01	Amendment and Termination. The Company reserves the right to amend the Plan in any respect, retroactively or prospectively, at any time and from time to time by a written instrument stating such intent and adopted by the Company’s Board of Directors. The Company also reserves the right to terminate the Plan at any time pursuant to a resolution of the Company’s Board of Directors.

7.02	Effect of Amendment or Termination. No amendment or termination of the Plan shall deprive any Participant or Beneficiary of any portion of a Plan benefit to which he or she was entitled when payment of such benefit commenced, if payment commenced prior to the effective date of such Plan amendment or termination, nor shall any Participant or Beneficiary be deprived of his or her right to receive any benefit to which he or she would be entitled if the Participant had terminated employment on the day before the effective date of such amendment or termination, subject to the conditions of Section 3.04.

ARTICLE VIII

MISCELLANEOUS

8.01	Protection of Employee Interest. To the extent permitted by law, the rights of any Participant or Beneficiary to any benefit or payment under this Plan shall not be subject to attachment or other legal process for the debts of such Participant or Beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

8.02	Unfunded Plan; No Fiduciary Relationship Created. This Plan is intended to be an unfunded plan. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a fiduciary relationship between the Company and any Plan Participant, Beneficiary or any other person. Plan benefits shall be paid from the general assets of the Company. The Company may establish a grantor trust to provide a source for benefit payments under this Plan. Any such grantor trust shall conform to the terms of the Internal Revenue Service model Rabbi Trust set forth in Revenue Procedure 92-64 (and as modified or superseded in the future), or shall otherwise be designed so as to preserve the Plan’s exempt status as an unfunded plan for the purposes of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Any funds which may be invested by the Company to make provision for its obligations hereunder shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Company.

8.03	No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution of any amounts credited or earned under the Plan except in accordance with the terms of the Plan. Establishment or maintenance of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company for any period of time.

8.04	Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

8.05	Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate, subject to the provisions of Section 7.02.

8.06	Unclaimed Benefit. Each Participant shall keep the Company informed of his or her current address and the current address of his or her designated Beneficiary. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three years after the date on which payment of the Participant’s benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any designated Beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or designated Beneficiary and such benefit shall be irrevocably forfeited.

8.07	Governing Law. All rights under this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, to the extent they are not pre-empted by the laws of the United States of America.

Schedule A

Register of Approvals/Amendments

Adopted by FAFLIC Board:	December 22, 2004 (effective January 1, 2005)
Amended by FAFLIC Board:	December 16, 2005
Amended by FAFLIC Board:	December 21, 2006 (effective January 1, 2006)
Amended by FAFLIC Board:	June 27, 2007; (certain amendments effective January 1, 2007; other amendments effective January 1, 2008)
Amended by FAFLIC and Hanover Boards:	December 19, 2007 (effective January 1, 2008)
Amended by Hanover Board:	November 18, 2008 (effective January 1, 2008)
Amended by authorized representative pursuant to Hanover Board delegation on November 18, 2008 (409A):	December 8, 2008 (effective January 1, 2008)